UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Wm. WRIGLEY Jr. Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On August 8, 2008, Wm. Wrigley Jr. Company began sending the following letter to holders of its Common Stock and Class B Common Stock.

Dear Stockholder:
We encourage you to vote now FOR the adoption of the proposed merger agreement with Mars, Incorporated. Remember, not voting is the same as voting against the transaction!
The September 25, 2008 Wm. Wrigley Jr. Company Special Meeting will be here sooner than you think. At the Special Meeting, you will be asked to adopt the Agreement and Plan of Merger, dated April 28, 2008, among Wm. Wrigley Jr. Company, Mars Incorporated, New Uno Holdings Corporation and New Uno Acquisition Corporation, as it may be amended from time to time. In addition, you are being asked to grant Wrigley management authority to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement at the time of the Special Meeting.
At its April 27, 2008 meeting, your Board of Directors unanimously determined that this transaction is in the best interests of all stockholders and, therefore, your Board of Directors unanimously recommends that stockholders vote FOR the adoption of the merger agreement and FOR the adjournment proposal.
Please consider these factors in deciding how you will vote:
•	Your Board determined that, taking into consideration many possible scenarios for your Company, the merger is in the best interests of all stockholders;

•	the $80.00 per share offer represents:
o	a 34% premium over the weighted average closing price of our Common Stock during the three month period before the public announcement of the merger;
•	the consideration will be paid in cash.
All of these factors provide certainty and immediate value to Wrigley stockholders.
Since approval of the merger requires the affirmative vote of at least two-thirds of the outstanding shares of Common Stock and two-thirds of the outstanding shares of Class B Common Stock, each voting as a separate class, your vote is very important, regardless of the number of shares you own. Not voting has the same effect as voting against the merger.
If you have not already done so, please vote your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. You may also vote your shares by telephone or over the Internet by following the instructions provided on the enclosed proxy card.
We urge you to vote FOR the merger TODAY. If the merger is completed, you will be entitled to receive $80.00 in cash for each share of Common Stock and Class B Common Stock you own.
Sincerely,
William Wrigley, Jr.
Executive Chairman and Chairman of the Board of Directors

REMEMBER: You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed card.
If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED
TOLL-FREE AT (877) 825-8631.